EXHIBIT 10.5

FORM OF
NON-COMPETITION AND SEVERANCE AGREEMENT

This Agreement is made and entered into by and between Chattem, Inc., a Tennessee corporation (“Chattem”) and _______________________ (the “Executive”) effective on the Effective Date.

WITNESSETH

WHEREAS, Chattem desires to enter into this Agreement with Executive; and

WHEREAS, Executive desires to enter into this Agreement with Chattem;

NOW, THEREFORE, Chattem and Executive for such consideration as each deems full and adequate do hereby agree as follows:

§ 1.           Term.  The initial term of this Agreement shall commence on the Effective Date and shall expire on the third anniversary of such date; provided, however, the initial term automatically shall extend for 1 additional year on each anniversary of the Effective Date unless either Chattem or Executive delivers written notice to the other no less than 90 days before such anniversary of the Effective Date to the effect that there will be no such extension.

§ 2.           Definitions.

Board.  The term “Board” for purposes of this Agreement means the Board of Directors of Chattem.

Cause.  The term “Cause” for purposes of this Agreement means (i) willful or gross misconduct by Executive that is materially detrimental to Chattem or a Chattem  Affiliate, including but not limited to, a violation of Chattem’s trading policy or code of business conduct, (ii) acts of personal dishonesty or fraud by an Executive toward Chattem or a Chattem Affiliate which is materially detrimental to Chattem or a Chattem Affiliate, (iii) Executive’s conviction of a felony, except for a conviction related to vicarious liability based solely on Executive’s position with Chattem or a Chattem Affiliate, provided that Executive had no involvement in actions leading to such liability or had acted upon the advice of Chattem’s or a Chattem Affiliate’s counsel or (iv) Executive’s refusal to cooperate in an investigation of Chattem if requested to do so by the Board.

Change in Control.  The term “Change in Control” for purposes of this Agreement means:

(a)
the sale by Chattem of all or substantially all of its assets or the consummation by Chattem of any merger, consolidation, reorganization, or business combination with any person, in each case, other than in a transaction:

(i)
in which persons who were shareholders of Chattem immediately prior to such sale, merger, consolidation, reorganization, or business combination own, immediately thereafter, (directly or indirectly) more than 50% of the combined voting power of the outstanding voting securities of the purchaser of the assets or the merged, consolidated, reorganized or other entity resulting from such corporate transaction (the “Successor Entity”);

(ii)	in which the Successor Entity is an employee benefit plan sponsored or maintained by Chattem or any person controlled by Chattem; or

(iii)
after which more than 50% of the members of the board of directors of the Successor Entity were members of the Board at the time of the action of the Board approving the transaction (or whose nominations or elections were approved by at least 2/3 of the members of the Board at that time);

(b)
the acquisition directly or indirectly by any “person” or “group” (as those terms are used in Sections 13(d), and 14(d) of the Exchange Act, including without limitation, Rule 13d-5(b)) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of Chattem that represent 30% or more of the combined voting power of Chattem’s then-outstanding voting securities, other than:

(i)
an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Chattem or any person controlled by Chattem or by any employee benefit plan (or related trust) sponsored or maintained by Chattem or any person controlled by Chattem;

(ii)
an acquisition of voting securities by Chattem or a person owned, directly or indirectly, by the holders of at least 50% of the voting power of Chattem’s then outstanding securities in substantially the same proportions as their ownership of the stock of Chattem;

(iii)	an acquisition of voting securities from Chattem; or

(iv)	an acquisition of voting securities pursuant to a transaction described in clause (a) of this definition that would not be a Change in Control under clause (a); and

for purposes of clarification, an acquisition of Chattem’s securities by Chattem that causes Chattem’s voting securities beneficially owned by a person or group to represent 30% or more of the combined voting power of Chattem’s then-outstanding voting securities is not to be treated as an “acquisition” by any person or group for purposes of this clause (b);

(c)	a change in the composition of the Board that causes less than a majority of the directors of Chattem to be directors that meet one or more of the following descriptions:

(i)	a director who has been a director of Chattem for a continuous period of at least 24 months;

(ii)
a director whose election or nomination as director was approved by a vote of at least 2/3 of the then directors described in clauses (c)(i), (ii) or (iii) of this definition by prior nomination or election, but excluding, for the purposes of this subclause (ii), any director whose initial assumption of office occurred as a result of an actual or threatened (y) election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board or (z) tender offer, merger, sale of substantially all of Chattem’s assets, consolidation, reorganization, or business combination that would be a Change in Control under clause (a) on the consummation thereof; or

(iii)	a director who was serving on the Board as a result of the consummation of a transaction described in clause (a) that would not be a Change in Control under clause (a); or

(d)
the approval by Chattem’s shareholders of a liquidation or dissolution of Chattem other than in connection with a transaction described in clause (a) of this definition that would not be a Change in Control thereunder.

Except as otherwise specifically defined in this definition, the term “person” means an individual, corporation, partnership, trust, association or any other entity or organization.

Chattem.  The term “Chattem” for purposes of this Agreement means Chattem, Inc. and any successor to Chattem, Inc.

Chattem Affiliate.  The term “Chattem Affiliate” for purposes of this Agreement means any organization whose employees are treated as employed by Chattem under § 414(c) of the Code.

COBRA Coverage.  The term “COBRA Coverage” means the health, vision and dental care coverage which Chattem is required to provide pursuant to §4980B of the Code.

Code.  The term “Code” for purposes of this Agreement means the Internal Revenue Code of 1986, as amended.

Compensation Committee.  The term “Compensation Committee” for purposes of this Agreement means the Compensation Committee of the Board or any successor to such committee.

Confidential or Proprietary Information.  The term “Confidential or Proprietary Information” for purposes of this Agreement means any secret, confidential, or proprietary information of Chattem or a Chattem Affiliate (not otherwise included in the definition of Trade Secret in this Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of Chattem or a Chattem Affiliate.

Current Cash Compensation Package.  The term “Current Cash Compensation Package” for purposes of this Agreement means the sum of the following:

(a)
Executive’s highest annual base salary from Chattem and any Chattem Affiliate which (but for any salary deferral election) is in effect at any time during the 1 year period which ends on the date Executive has a Separation from Service under the circumstances described in § 4.1; and

(b)
The greater of (i) Executive’s bonus for the calendar year which immediately precedes the calendar year in which Executive has a Separation from Service under the circumstances described in § 4.1 or (ii) 100% of Executive’s target bonus for the calendar year in which Executive has a Separation from Service under the circumstances described in § 4.1.

Effective Date.  The term “Effective Date” for purposes of this Agreement means the date shown in the signature section of this Agreement as the date Chattem signs this Agreement.

Equity Grants.  The term “Equity Grants” for purposes of this Agreement means any equity or equity-type grant made by Chattem or by a Chattem Affiliate, including stock option grants, restricted stock grants, stock appreciation right grants and restricted stock unit grants.

Exchange Act.  The term “Exchange Act” for purposes of this Agreement means the Securities Exchange Act of 1934, as amended.

Good Reason.  The term “Good Reason” for purposes of this Agreement means (i) a material demotion or a material diminution of Executive’s duties, responsibilities and status; (ii) a material reduction in base salary or annual incentive opportunities; (iii) the assignment to a primary workplace which is more than 50 miles from Executive’s primary workplace on the date of this Agreement, unless Executive voluntarily consents to the applicable change described in clause (i), (ii), or (iii) of this definition; or (iv) any material breach of this Agreement by Chattem.

Gross Up Payment.  The term “Gross Up Payment” for purposes of this Agreement means a payment to or on behalf of Executive which shall be sufficient to pay (i) any excise tax described in § 4.4(c)(3) in full, (ii) any federal, state and local income tax and social security and other employment tax on the payment made to pay such excise tax as well as any additional taxes, including excise taxes, on such payment and (iii) any interest or penalties assessed by the Internal Revenue Service on Executive which are related to the payment of such excise tax unless such interest or penalties are attributable to Executive’s willful misconduct or negligence.

Restricted Period.  The term “Restricted Period” for purposes of this Agreement means the period which starts on the effective date of a Change in Control and ends on the first anniversary of the date of Executive’s Separation from Service following such Change in Control.

Separation from Service.  The term “Separation from Service” means a “separation from service” within the meaning of §409A of the Code from Chattem and from any Chattem Affiliate.

Trade Secret.  The term “Trade Secret” for purposes of this Agreement means information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that:

(a)
derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and

(b)	is the subject of reasonable efforts by Chattem or a Chattem Affiliate to maintain its secrecy.

§ 3.           Restrictive Covenants

3.1           No Competitive Activity.  Absent the Compensation Committee’s written consent, Executive shall not, during the Restricted Period accept compensation or anything of value from, nor offer or provide any services, including consulting services, to any person, company, partnership, joint venture or other entity which has or does a significant business involving, in whole or in part, over-the-counter drugs, functional toiletries or dietary supplements which are competitive with the products of Chattem marketed and sold during the term of this Agreement up through the date of termination of employment with annual sales for Chattem's most recently completed fiscal year in excess of $10 million.  This provision applies only to persons or entities selling the above-specified products in competition with Chattem through food, drug or mass merchandiser channels of distribution in the United States.

3.2           No Solicitation of Customers or Clients.  Executive shall not during the Restricted Period solicit any customer or client of Chattem or any Chattem Affiliate with whom Executive had any material business contact during the 2 year period which ends on the date Executive has a Separation from Service on behalf of any business that engages directly or indirectly in the sale of health and beauty aid products over-the-counter, either individually, or as an owner, partner, employee, agent, consultant, advisor, contractor, stockholder, investor, officer or director of, or service provider to, any corporation, partnership, venture or other business entity.

3.3           Antipirating of Employees   Absent the Compensation Committee's written consent, Executive will not during the Restricted Period solicit to employ on Executive's own behalf or on behalf of any other person, firm or corporation, any person who was employed by Chattem or a Chattem Affiliate during the term of Executive’s employment by Chattem or a Chattem Affiliate (whether or not such employee would commit a breach of contract) unless at the time of such solicitation such person had not been employed by Chattem or a Chattem Affiliate for a period of at least 1 year.

3.4           Trade Secrets and Confidential Information.  Executive agrees that Executive will hold in a fiduciary capacity for the benefit of Chattem and each Chattem Affiliate, and will not directly or indirectly use or disclose, any Trade Secret that Executive may have acquired during the term of Executive's employment by Chattem or a Chattem Affiliate for so long as such information remains a Trade Secret.  Executive in addition agrees that during the Restricted Period Executive will hold in a fiduciary capacity for the benefit of Chattem and each Chattem Affiliate, and will not directly or indirectly use or disclose, any Confidential or Proprietary Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive was authorized to have access to such information) during the term of, in the course of, or as a result of Executive's employment by Chattem or a Chattem Affiliate.

This § 3.4 is intended to provide rights to Chattem which are in addition to, and not in lieu of, any rights which Chattem has under applicable law.

3.5           Reasonable and Necessary Restrictions and Non-Disparagement.  Executive acknowledges that the restrictions, prohibitions and other provisions set forth in this Agreement, including without limitation the Territory and Restricted Period, are reasonable, fair and equitable in scope, terms and duration; are necessary to protect the legitimate business interests of Chattem; and are a material inducement to Chattem to enter into this Agreement.  Executive covenants that Executive will not challenge the enforceability of this Agreement nor will Executive raise any equitable defense to its enforcement.  Further, Executive and Chattem each agree not to knowingly make false or materially misleading statements or disparaging comments about the other during the Restricted Period.

3.6           Injunction.  Executive expressly recognizes that any breach of the provisions of this § 3 is likely to result in irreparable injury to Chattem and that monetary damages may not adequately compensate Chattem for such breach.  Therefore, Executive agrees that Chattem shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction not only to obtain damages for any breach of this Agreement, but also to enforce the specific performance of this Agreement by Executive and to enjoin Executive from activities in violation of this Agreement.  Further, Executive agrees that any breach of the provisions of this Agreement shall automatically toll and suspend the period of restraint for the amount of time that the breach continues.

                § 4.         Severance Benefits

4.1           Cash Severance.

(a)           General Rule.  Subject to § 4.1(b), if Executive has a Separation from Service initiated by Chattem without Cause or Executive has a Separation from Service initiated by Executive’s resignation for Good Reason during the 1 year period which starts immediately following a Change in Control, Chattem shall pay Executive in cash 2 times Executive’s then Current Cash Compensation Package (less applicable tax withholdings) within 30 days after Executive’s employment so terminates or, if Chattem acting in good faith reasonably determines such payment at that time would subject Executive to an additional tax under § 409A of the Code because Executive is a “specified employee” under §409A of the Code, within 30 days after the 6 month anniversary of the date of Executive’s Separation from Service or, if Executive dies before the end of such 6 month period, within 30 days after Chattem has notice of Executive’s death.

(b)           Special Rules.

(1)
Cause.  Any determination of “Cause” shall be made by the Compensation Committee acting in good faith after offering Executive a reasonable opportunity to “cure” in the case of an act described in clause (iv) of the definition of Cause and after offering Executive the opportunity to make a presentation in Executive’s defense in the case of an act described in clause (i) or (ii) of the definition of Cause.

(2)	Good Reason.

(A)           Cure Period.  Executive must give written notice to Chattem within the 60 day period which starts on the date on which Executive has actual notice of the applicable change described in clause (i), (ii) or (iii) in the definition of “Good Reason”, and Chattem will have a 30 day cure period from date of the delivery of such notice to reverse such change.  Executive shall have the right to resign for “Good Reason” only if Chattem fails to reverse such change before the end of such 30 day cure period.

(B)           Extension of Deadline to Resign.  If the 60 day period described in § 4.1(b) (2) (A) begins before the 1 year period described in § 4.1(a) ends and Executive resigns for Good Reason within the 10 consecutive business day period which immediately follows the last day of the 30 day cure period described in § 4.1(b) (2) (A), Executive’s deadline for resigning under § 4.1(a) shall automatically be extended through the last day of such 10 consecutive business day period.

(3)
Shareholder Approval.  If Chattem’s shareholders approve a merger or other transaction which results in a Change in Control and Executive has a Separation from Service initiated by Chattem without Cause or Executive has a Separation from Service initiated by Executive’s resignation for Good Reason on or after the date of the related shareholder meeting, Executive shall be deemed under §4.1(a) to have a Separation from Service initiated by Chattem without Cause or to have a Separation from Service initiated by Executive’s resignation for Good Reason immediately following a Change in Control.

4.2           COBRA Coverage.

(a)           General Rule.  If Executive is eligible for a cash payment under § 4.1 and timely elects COBRA Coverage in connection with Executive’s Separation from Service, Chattem shall reimburse Executive for the COBRA Coverage premiums Executive pays each month to purchase such coverage from Chattem for Executive and, if so elected, for Executive’s eligible dependents, and the reimbursement for one month shall be made no later than the end of the immediately following month; provided, however, such reimbursement shall be made for no more than 24 months of COBRA Coverage.

(b)           Special Rules.

(1)           COBRA Coverage Expires.  If Executive’s COBRA Coverage expires in less than 24 months and Executive elects before the expiration of such COBRA Coverage to continue to purchase from Chattem coverage identical to COBRA Coverage under this §4.2(b) (1) at 100% of the then COBRA Coverage premium, Executive may purchase such coverage until the total number of months of coverage Executive has purchased under §4.2(a) and this §4.2(b) (1) equals 24.  Chattem shall reimburse Executive for such premiums, and the reimbursement for premiums paid for one month shall be made no later than the end of the following month.

(2)           Additional Coverage.  If Executive elects before the expiration of Executive’s coverage under §4.2(a) or §4.2(b)(1), whichever comes last,  to continue to purchase from Chattem coverage identical to COBRA Coverage under this §4.2(b)(2), Executive may purchase such coverage at Executive’s expense at 100% of the then COBRA Coverage premium for a period which shall not exceed 18 additional months, provided Executive pays such premiums at the same time and in the same manner as Chattem then requires for premium payments to purchase COBRA Coverage.

                4.3           Equity Grants.

If Executive has any outstanding Equity Grants on Executive’s Separation from Service, Executive’s rights with respect to such Equity Grants shall be determined under the related plans or agreement pursuant to which such grants were made.

                4.4           Golden Parachute Tax.

(a)           Determination.  Chattem shall engage Chattem’s independent accountants, compensation consultants or legal counsel (“Independent Advisor”) to determine in accordance with §4.4(b) whether any payment and any benefit coverage called for under this Agreement together with Executive’s Equity Grants and any other payments and benefits made available to Executive by Chattem or a Chattem Affiliate (collectively Executive’s “Change in Control Benefits”) will result in Executive being subject to an excise tax under § 4999 of the Code.  If Chattem’s Independent Advisor determines that Executive will be subject to an excise tax under §4999 of the Code,  such Independent Advisor in accordance with §4.4(b) shall further determine whether the net amount of Executive’s Change in Control Benefits which Executive would receive after paying such excise tax under §4999 of the Code would be more or less than the net amount of the Change in Control Benefits which Executive would receive if such Change in Control Benefits were reduced by the minimum amount required so that Executive would not be subject to an excise tax under §4999 of the Code.

(b)           Process.  The determinations called for in §4.4(a) shall be made by Chattem’s Independent Advisor reasonably and in good faith in accordance with § 280G of the Code and any related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law.  Chattem and Executive shall provide such information to Chattem’s Independent Advisor as such advisor shall reasonably request in order to make such determinations, and a copy of any proposed determinations shall be made available when completed to Executive and Executive’s advisors.  Executive or Executive’s advisors shall be provided a reasonable opportunity to review and comment on any such proposed determinations before such determinations are finalized, and any such comments shall be taken into account in making the final determinations to the extent that there is clear support for such comments in §280G of the Code or any related regulations or rulings or case law.

(c)           Reduction in Change in Control Benefits.

(1)           If Chattem’s Independent Advisor's final determination under §4.4(a) is that the net amount of Executive’s Change in Control Benefits which Executive would receive after paying such excise tax under §4999 of the Code would be less than the net amount of the Change in Control Benefits which Executive would receive if such Change in Control Benefits were reduced by the minimum amount required so that Executive would not be subject to an excise tax under §4999 of the Code, Executive hereby irrevocably waives Executive’s right to such Change in Control Benefits to the extent provided in such final determination under §4.4(a); provided,

(2)           Executive shall have the right (consistent with such final determination) to request which specific payments and benefits, including Equity Grants, shall be subject to the waiver described in §4.4(c)(1), and Chattem shall honor such request to the maximum extent practicable under the circumstances, and

(3)           If the Internal Revenue Service proposes to assess an excise tax under §4999 of the Code on Executive notwithstanding the waiver by Executive under this §4.4(c), Chattem and Executive shall cooperate in preparing a response to such proposal, Chattem shall reimburse Executive for any expenses, including legal expenses, which Executive incurs in connection with such response, and Chattem shall make a Gross Up Payment to or on Executive’s behalf to the extent such assessment is made and Executive is responsible for paying such tax.   Executive shall submit a claim to Chattem for any reimbursement called for under this 4.4(c)(3) within 30 normal business days at Chattem after Executive incurs an expense which is reimbursable under this §4.4(c)(3) and such reimbursement shall be made within 10 normal business days at Chattem after Executive submits such claim to Chattem for reimbursement, and any Gross Up Payment called for under this §4.4(c)(3) shall be made by Chattem before the due date for Executive paying such tax so that the tax is timely paid by Chattem or Executive has the Gross Up Payment in hand to timely pay such tax.

4.5.           Release.  Chattem shall have the right to condition any payment and any benefit coverage described in § 4.1 and § 4.2 on Executive timely executing a release in favor of Chattem in substantially the same form as set forth in Exhibit A to this Agreement.

4. 6           Insurance and Indemnification.  If Executive is eligible for a cash payment under § 4.1, Chattem shall continue to provide to Executive following Executive’s Separation from Service such insurance protection and indemnification protection with respect to claims made against Executive based on Executive’s status as an officer or employee of Chattem or a Chattem Affiliate as Chattem provided immediately before Executive’s Separation from Service for as long as Executive is at risk for being subject to any such claims.

§ 5.           Dispute Allowance.  If there is any dispute regarding any claim made by Executive with respect to Executive’s rights under this Agreement, Chattem promptly shall pay, or at Executive’s election, promptly reimburse Executive for paying, 100% of Executive’s reasonable legal, accounting and other fees and related expenses incurred in connection with such claim except to the extent that there is a final determination by a court of competent jurisdiction that Executive’s claim is frivolous.    Any such payments or reimbursement shall be made subject to any applicable tax withholdings.

§ 6.           Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address Executive has filed in writing with Chattem or, in the case of Chattem, at its principal executive offices addressed to the President.

§ 7.           Non-Alienation.  Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.  Notwithstanding the foregoing provisions, in the event that Executive dies following a Discharge or Constructive Discharge after a Change in Control but before receiving all of Executive’s benefits under § 4, the unpaid benefits shall be paid to Executive’s Estate in accordance with the terms of this Agreement.  All cash payments to Executive shall be made from Chattem’s general assets, and Executive shall be a general and unsecured creditor of Chattem with respect to such payments.

§ 8.           Governing Law and Forum.  This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Tennessee (without giving effect to the choice of law principles thereof), except to the extent superseded by federal law.  Executive and Chattem agree to submit any dispute arising out of or relating to this Agreement to the exclusive concurrent jurisdiction of the federal and state courts located in the State of Tennessee.  Executive and Chattem also irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court and any defense of inconvenient forum for the maintenance of such dispute, and Executive and Chattem agree to accept service of legal process issuing in the State of Tennessee.

§ 9.          Amendment.  This Agreement may not be amended or cancelled except by the mutual agreement of Executive and Chattem in writing.

§ 10.        Successors to Chattem.  Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of Chattem and any successor of Chattem.

§ 11.        Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

§ 12.        Entire Agreement.  This Agreement constitutes the entire understanding and agreement of Chattem and Executive with respect to the matters contemplated in this Agreement and supersedes all prior understanding and agreements between Chattem and Executive with respect to such matters.

IN WITNESS WHEREOF, Executive and Chattem, intending to be legally bound, have signed this Agreement.

CHATTEM, INC. By: ____________________________ Title: ____________________________ Date: ____________________________

EXHIBIT A

FULL AND COMPLETE RELEASE

I, ______________, in consideration for the payment of the severance to me which is described in the Amended Non-Competition and Severance Agreement dated ___________ between me and Chattem, Inc. (“Agreement”), for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge Chattem, Inc. and its affiliates, and their respective current and former directors, officers and employees from any and all claims, actions and causes of action under those federal, state and local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C.§ 206, et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 42 U.S.C. § 1981a, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. §§ 2601 and 2611 et seq., whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall or may have, from the beginning of time through the date on which I sign this Full and Complete Release (this “Release”), arising out of or related to my employment by Chattem and my separation from employment with Chattem (collectively the “Released Claims”).

I warrant and represent that I have made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims.

I fully understand and agree that:

1.	this Release is in exchange for severance payments to which I would otherwise not be entitled;
2.	no rights or claims are released or waived that may arise after the date this Release is signed by me;
3.	I am hereby advised to consult with an attorney before signing this Release;
4.	I have 21 days from my receipt of this Release within which to consider whether or not to sign it;
5.	I have 7 days following my signature of this Release to revoke the Release; and
6.	this Release shall not become effective or enforceable until the revocation period of 7 days has expired.

If I choose to revoke this Release, I must do so by notifying Chattem in writing.  This written notice of revocation must be mailed by U.S. first class mail or by U.S. certified mail within the 7 day revocation period and addressed as follows:

Chattem, Inc.
1715 West 38th Street
Chattanooga, Tennessee 37409

This Release is the complete understanding between me and Chattem in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter.  I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect.  If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

This Release is to be governed and enforced under the laws of the State of Tennessee (except to the extent that Tennessee conflicts of law rules would call for the application of the law of another jurisdiction).

This Release inures to the benefit of Chattem and its successors and assigns.

I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect.  As such, I knowingly and voluntarily sign this Release.

Date: